Filed Pursuant to Rule 433

Registration No. 333-270497

Issuer Free Writing Prospectus dated January 29, 2024

Relating to Prospectus dated March 13, 2023 and

Preliminary Prospectus Supplement dated January 29, 2024

$2,500,000,000

Senior Notes Offering

Pricing Term Sheet

January 29, 2024

	4.600% Senior Notes due 2029	4.900% Senior Notes due 2034	5.200% Senior Notes due 2054
Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)

Moody’s Investors Service, Inc.:	Baa1 (Outlook: Stable)	Baa1 (Outlook: Stable)	Baa1 (Outlook: Stable)

Standard & Poor’s Ratings Services:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Fitch Ratings, Ltd.:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Principal Amount Offered:	$500,000,000	$850,000,000	$1,150,000,000

Pricing Date:	January 29, 2024	January 29, 2024	January 29, 2024

Settlement Date (T + 2):	It is expected that delivery of the Notes will be made against payment therefor on or about January 31, 2024, which is the second business day following the date hereof.	It is expected that delivery of the Notes will be made against payment therefor on or about January 31, 2024, which is the second business day following the date hereof.	It is expected that delivery of the Notes will be made against payment therefor on or about January 31, 2024, which is the second business day following the date hereof.

Maturity Date:	February 1, 2029	June 1, 2034	June 1, 2054

Benchmark Treasury:	4.000% due January 31, 2029	4.500% due November 15, 2033	4.125% due August 15, 2053

Benchmark Treasury Price/Yield:	100-04 / 3.972%	103-16+ / 4.061%	96-21+ / 4.326%

Spread to Benchmark Treasury:	+65 basis points	+85 basis points	+90 basis points

Yield to Maturity:	4.622%	4.911%	5.226%

Coupon:	4.600%	4.900%	5.200%

Day Count Convention:	30 / 360	30 / 360	30 / 360

Price to Public:(2)	99.903%	99.918%	99.614%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2024	June 1 and December 1, commencing June 1, 2024	June 1 and December 1, commencing June 1, 2024

Record Dates:	January 15 and July 15	May 15 and November 15	May 15 and November 15

Optional Redemption:

Prior to January 1, 2029 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate +10 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Prior to March 1, 2034 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate +15 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Prior to December 1, 2053 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate +15 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

CUSIP/ISIN:	666807CK6 / US666807CK64	666807CL4 / US666807CL48	666807CM2 / US666807CM21

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Goldman Sachs & Co LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC	J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Goldman Sachs & Co LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC	J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Goldman Sachs & Co LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Senior Co-Managers	BNP Paribas Securities Corp. BofA Securities, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.	BNP Paribas Securities Corp. BofA Securities, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.	BNP Paribas Securities Corp. BofA Securities, Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

(2)	Plus accrued interest, if any, from January 31, 2024.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the numbers listed below:

J.P. Morgan Securities LLC 1 212 834 4533 (collect)	Mizuho Securities USA LLC 1 866 271 7403 (toll free)	Wells Fargo Securities, LLC 1 800 645 3751 (toll free)

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